Exhibit 99.1

CONTACT:	Martin de Laureal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES INITIATES QUARTERLY CASH DIVIDEND
AND ADOPTS NEW STOCK REPURCHASE PROGRAM

NEW ORLEANS, LA, March 28, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that its Board of Directors has approved the Company’s initiation of a quarterly cash dividend of two and one-half cents per share of common stock. The first quarterly cash dividend is payable on April 29, 2005 to shareholders of record at the close of business on April 15, 2005. While the Company intends to pay regular quarterly cash dividends for the foreseeable future, the declaration and payment of future dividends are discretionary and will be subject to determination by the Board of Directors each quarter after its review of the Company’s financial performance.

Also today, the Company announced a new stock repurchase program by authorizing the investment of up to $30 million to repurchase its common stock. In June 2003, the Company announced its initial stock repurchase program of up to $25 million, which was subsequently increased by $3 million to a total of $28 million. On March 17, 2005, the Company completed its initial stock repurchase program having repurchased 4.4 million shares since inception of the program.

The Company has approximately 109.4 million common shares outstanding, of which approximately 105.8 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors. Under its Amended and Restated Credit Agreement, based on balances on January 31, 2005, the Company can invest up to $56.7 million per year to repurchase stock and pay dividends. The closing price of the Company’s Class A common stock on March 24, 2005 was $5.86 per share.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 235 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. Additional investor information is available at http://www.stewartenterprises.com.